Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-523-2600

Heritage Bankshares, Inc. Updates Timetable for Completion of Certain Reports

Norfolk, Va.: May 15, 2006 – Heritage Bankshares, Inc. (“Heritage”) (Pinksheets: HBKS) today provided an updated timetable for the completion of certain annual and quarterly reports.

As previously announced, Heritage is restating its annual financial statements for the years ended December 31, 2003 and December 31, 2002, as well as its unaudited financial statements for 2004. As a result, Heritage has not yet filed its Forms 10-KSB for the fiscal years ended December 31, 2004 and December 31, 2005, or its Forms 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. Because of the work involved in the prior period filings, Heritage’s Form 10-QSB for the first quarter of 2006 also will be delayed.

Heritage has made significant progress in the preparation of its annual report on Form 10-KSB for the year ended December 31, 2004, and the report is now in the final review stages. Barring any unforeseen events or circumstances, Heritage expects that it will complete and file with the Securities and Exchange Commission its Form 10-KSB for 2004 in approximately two weeks. The report will include restated annual financial statements for 2003 and 2002. Heritage also continues to work diligently on its Form 10-KSB and Form 10-QSB filings for the year ended December 31, 2005.

The timeline outlined above reflects Heritage management’s estimates and beliefs based on the status of its financial review and analysis to date. The timeline could change due to, among other things, adjustments to financial statements required in connection with the final review of the company’s reports. Heritage will provide updates to the extent any modifications to its estimated timelines become necessary.

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the City of Norfolk, one full-service branch in the City of Virginia Beach and one branch in the City of Chesapeake. Heritage Bank provides a full range of financial services including business, personal and mortgage loans, insurance, and annuities.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from those anticipated. Forward looking statements often contain a word such as

“expect,” “believe,” “estimate” or “anticipate.” For example, our forward-looking statements include statements regarding expectations for on-going review of financial and accounting matters, estimated timelines for our SEC filings and our undertaking to update the estimated timelines as conditions warrant. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from those anticipated include: discovery of further accounting errors, general and local economic conditions, competition, capital requirements of the bank’s announced expansion plans, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.